Exhibit 11

Share Dealing Code

Introduction and Purpose

This Share Dealing Code (the “Code”) sets out the rules on dealing in Haleon plc (“Haleon”) securities for the Board of Directors of Haleon plc and individuals employed by the Haleon Group of companies globally (the “Group”). The Code prohibits dealing in Haleon Securities at certain times, outlines the process restricted persons must follow to receive pre-clearance to deal and, where relevant, the notification procedures to be followed when dealing in securities of Haleon.

The purpose of the Code is to assist Haleon to comply with its obligations under the Market Abuse Regulation, to ensure that Haleon has the necessary systems and procedures in place to comply with such obligations and to ensure that individuals do not misuse, or place themselves under suspicion of misusing, information about Haleon in breach of the Code and/or related insider dealing laws and regulations.

If you fail to comply with any part of this Code, you may face disciplinary action up to and including dismissal. Non-compliance may also constitute a civil and/or criminal offence.

The Code should be read in conjunction with the relevant laws as detailed within this document and the training material available on the Haleon Insidertrack Portal.

This Code is in two parts:

Section A, applies to all employees and members of the Board of Directors of the Company; and

Section B, applies to “persons discharging managerial responsibilities” (“PDMRs”), being all members of the Board of Directors of Haleon plc and contains additional restrictions and obligations for PDMRs.

Relevant definitions are set out throughout the Code in bold italics and are defined in Appendix 1 on page 8. Guidance on clearance requirements for dealing in Haleon Securities is provided at Appendix 2 on page 9.

Key Contacts

The Code is managed by the Company Secretariat team. For any questions on the particulars of the Code, additional guidance or general queries please contact the below:

Haleon Insidertrack inbox Company Secretariat

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Share Dealing Code

SECTION A – This section applies to all Haleon employees, complementary workers and the Board of Directors of Haleon plc

Restricted Persons

It is the Group’s policy that certain individuals may from time to time be designated as “Restricted Persons” because their involvement in a particular transaction or business situation (for example, the annual results process or business development transactions) means that they may have access to confidential, critical and/or sensitive information. You will be notified if you have been designated a Restricted Person and will also be notified when you are no longer a Restricted Person. Restricted Persons include:

-	Persons Discharging Managerial Responsibilities (“PDMRs”), meaning the Directors of Haleon plc and in each case their Persons Closely Associated (“PCAs” – see Section B);
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Designated Employees (“DEs”), meaning individuals who have been notified that they are deemed as likely to have regular access to strictly confidential, critical and/or sensitive information on an ongoing basis;

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Members of Group Confidential Project (“GCP”) Lists, meaning individuals have been notified that because of their involvement in a particular project, material transaction or business situation (for example, the annual results process or business development transactions) they are a member of a GCP List; and

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Insiders, meaning individuals who are notified that they are on an Insider List because they are deemed to have access to “inside information” (often referred to as “price-sensitive information”) about the Haleon Group.

Prohibition on dealing on inside information

You must not at any time tell anyone (including your family, friends and business acquaintances) any confidential, sensitive and/or critical information about the Haleon Group. In addition, if that information is also deemed to be “price sensitive” or “inside information” you cannot:

-	Deal in any Haleon Securities;
-	recommend, encourage or induce somebody else to do the same; and/or
-	disclose the inside information except where you are required to do so as a part of your employment or duties.

If you are in any doubt, please check with the Corporate Secretariat team.

If you obtain inside information in relation to a listed company other than Haleon plc, including through your duties in the Haleon Group, you must not deal in the securities of that company, as doing so is against this Code and may also constitute a civil and/or criminal offence.

Trading on inside information is known as “insider dealing” and may have civil and/or criminal consequences. This prohibition applies even if you will not personally profit from the dealing.

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Share Dealing Code

Dealing

If you are a Restricted Person you cannot deal in Haleon Securities without first obtaining advance clearance to deal from the Company Secretary in accordance with the procedure on page 4 (or, in respect of PDMRs, in accordance with the procedure set out in Section B).

Haleon Securities includes the Company’s shares traded on the London Stock Exchange and the Company’s American Depositary Receipts/Shares (“ADRs/ADSs”) traded on the New York Stock Exchange. It also includes the Group’s other publicly listed securities, including any debt securities and any other instruments related to those shares or debt instruments (e.g. options and derivatives) whether listed in the UK, the US or elsewhere.

The concept of “Dealing” is an extremely wide term and describes any change in the nature of a person’s holding or interest in securities, however it arises, and regardless of whether such change is within a person’s control.

Dealing includes buying, selling or otherwise transferring Haleon Securities and also includes applying to join a Haleon plc share plan such as Share Save or Share Reward, changing your regular savings amounts, dividend reinvestment instructions within these plans and exercise of any options in relation to Haleon plc share plans. Further information on dealing in relation to Haleon plc share plans and Haleon Securities is available in Appendix 1 at the back of this document.

As a Restricted Person you must seek advance clearance for any dealing made by you or on your behalf for example by your broker, manager of investment fund/pension fund or a trustee of a family trust. You must also seek clearance for dealing that you enter on behalf of somebody else. For example, if you are an executor of an estate that holds Haleon’s securities, you would need to seek clearance to deal in the same way as if they were your own securities.

If you engage an investment manager on a discretionary basis in respect of Haleon Securities, you should instruct them not to invest in Haleon Securities on your behalf, without seeking advance clearance to deal as set out below for as long as you are subject to this Code.

In addition, you must not transact in Haleon Securities if:

-	the transaction involves an investment or trading strategy that speculates on the decline in the price of Haleon Securities, or
-	the trade is on consideration of a short-term nature (i.e., any purchase and sale of Haleon Securities where both transactions occur within a period of six months or less).

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Share Dealing Code

Clearance to deal procedure

The Company Secretariat team manages and maintains the process for, and list of persons that can grant, clearance to deal. For Restricted Persons who wish to deal in Haleon Securities, advance clearance to deal must first be sought using the following procedure. PDMRs must also follow the procedure set out in Section B.

Step 1

Seek advance clearance to deal

Submit a clearance to deal request through the Haleon Insidertrack Portal. For any login issues please contact the Corporate Secretariat team using the contact details on page 1

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Complete the dealing request, with all relevant information, including if you have access to inside information.

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You will be informed within two business days if clearance has been granted.

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Take no other action until clearance is granted or denied.

Step 2

If clearance to deal is granted

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You must deal as soon as possible and in any event within two business days of clearance being received.

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If you do not deal within two business days, you must apply for clearance again (see Step 1 above).

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If you become aware of inside information prior to dealing but after clearance has been obtained, you must not deal on the basis of that information.

Step 3

After dealing

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You must complete a post dealing notification of the transaction on the Haleon Insidertrack Portal as soon as possible and no later than the end of the business day (5.30pm UK time) after the day on which the dealing took place.

A Restricted Person will not normally be granted clearance to deal in Haleon Securities if:

-	they have been notified they are an Insider (meaning they are deemed to have price-sensitive information about Haleon Securities);
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Haleon is in a “Closed Period”, being the period of 30 days (or such other time as Haleon may determine) before the release of its quarterly, half-year and full-year results announcements. The Closed Period is notified in advance to those affected; or

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the person authorised to grant clearance reasonably believes (in their sole discretion) that the relevant dealing would be in breach of the Code or the law, or where such dealing may reasonably place such Restricted Person under suspicion of abusing inside information about Haleon.

Clearance to deal may be granted for a Restricted Person during a Closed Period or period in which inside information has been deemed to exist under exceptional circumstances only and typically only in cases of severe financial distress. Any such request should be accompanied by a written statement describing the exceptional character of the circumstances, outlining the envisaged transaction, explaining why the transaction is the only reasonable means and why the transaction must take place at such time. In these instances, a decision will be made by the Company Secretary (or in the case of PDMRs, the Chair or CEO as relevant) on a case-by-case basis, their decision will be final and not open to any subsequent challenge or appeal.

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Share Dealing Code

SECTION B – THIS SECTION APPLIES ONLY TO THOSE PERSONS WHO HAVE BEEN NOTIFIED THAT THEY ARE PDMRs

Persons Discharging Managerial Responsibilities (“PDMRs”)

This section contains additional restrictions and obligations imposed by the Market Abuse Regulation on Directors of Haleon plc.

If you have any questions on this, please contact the Company Secretary or a member of the Corporate Secretariat team using the contact details on page 1.

In addition to the Code’s prohibition on dealing on inside information and its requirement at all times for you to first obtain advanced clearance to deal in Haleon Securities in accordance with the procedure set out below, the Market Abuse Regulations impose additional obligations on you in respect of “persons closely associated” with you (your “PCAs” – see key concepts and selected definitions at the back of this document) and require that transactions in Haleon Securities by you and/or your PCAs (or those made on behalf of you or your PCAs) are notified to the London Stock Exchange and the UK Regulator, the Financial Conduct Authority (“FCA”).

Your obligations to Haleon

As a PDMR of Haleon, you have three key obligations which you are legally responsible for and must comply with, you must:

1.	Always seek advance clearance to deal on behalf of yourself and your PCAs

You must ensure that you obtain prior clearance to deal in Haleon Securities for you and/or your PCAs in accordance with the below table.

Please note that in addition to other restrictions on dealing as set out in the Code, certain HET members are also subject to the Haleon Share Ownership Requirement Policy which will be an important consideration for any disposal request.

PDMRs seeking clearance to deal should contact the Company Secretary or submit a request through the Haleon Insidertrack Portal. Arrangements will subsequently be made in line with the below clearance list.

Person seeking clearance	Clearance to be provided by one of:
Chair	CEO or Senior Independent Director
CEO	Chair or Senior Independent Director
CFO	Chair or CEO
Other Haleon plc Directors and the Company Secretary	Chair, CEO or CFO

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Share Dealing Code

If you manage your holdings in Haleon Securities via a broker, investment manager or fund you should notify them that you are subject to the Haleon Share Dealing Code and they should seek not to transact directly in Haleon Securities on your behalf, without you first seeking advance clearance to deal as set out in this section.

2.	Promptly notify transactions in Haleon Securities by you/your PCAs

You must promptly notify Haleon of any transactions relating to Haleon Securities by you or your PCAs in writing. The notification must be made by the end of the UK business day (5.30pm UK) after the day on which the transaction takes place.

It is imperative that your brokers, investment managers or fund managers (whether discretionary or not) notify you of any change in such holdings so that you can complete the notification process.

Please make the notification through the Haleon Insidertrack Portal or alternatively you can email the Company Secretary with your confirmation. You will receive a confirmation of receipt within 12 hours. If you do not receive confirmation, it is your responsibility to follow up with the Company Secretary.

Following receipt of you or your PCAs notification, the Company Secretariat will notify the UK Regulator (the FCA) of the transaction on your and/or your PCAs behalf and will make an announcement of the transaction to the London Stock Exchange.

3.	Ensure your PCAs are aware of their legal obligations

You have the following responsibilities in respect of your PCAs. You must:

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Inform Haleon of who your PCAs are: upon designation as a PDMR you received a PCA Identification Form from the Company Secretary. You are responsible for identifying your PCAs via this form to Haleon, keeping Haleon up to date with any changes and ensuring your PCAs have consented to Haleon holding their personal information for the purposes of the Market Abuse Regulation. Any updates to your PCAs should be notified to the Company Secretary.

-	Inform your PCAs of their legal obligation:
o	to seek advance clearance to deal in Haleon Securities;
o	not to deal during prohibited periods e.g. Closed Periods and periods in which inside information exists; and
o	notify Haleon of transactions conducted on their own account.

The Market Abuse Regulation requires PDMRs to notify their PCAs of such obligations in writing, and to keep a record of such notification. Once you have identified your PCAs to the Company Secretary, the Company Secretary will provide a briefing note for you to provide to your PCAs outlining their legal obligations.

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Share Dealing Code

APPENDIX 1 - Key concepts and selected definitions

The Code refers to three key concepts: “inside information”, “dealing” and “securities”. These are derived from detailed legal provisions. Below we give some summary practical guidance on these alongside other terms defined in the Code. If you have any questions about this Code, please contact a member of the Corporate Secretariat team using the contact details on page 1.

Closed Period - the period of 30 days (or such other time as Haleon may determine) before the release of Haleon’s quarterly, half-year and full-year results announcements.

Dealing – the concept of dealing is very wide and covers most transactions involving a company’s securities. For example, buying or selling securities of Haleon plc, it also includes joining, amending leaving or exercising options under any of Haleon’s share plans, using Haleon’s shares as security for a loan and entering into any derivative contract which relates to Haleon’s securities.

Haleon Securities – covers any publicly traded securities of Haleon plc or any member of the Haleon Group or any securities that are convertible into such securities including, for example, shares in Haleon plc and American Depository Receipts/Shares (ADRs/ADSs) or derivatives or other financial instruments linked to any of them.

Inside information – is precise information relating directly or indirectly to Haleon Securities which has not been made public and which would, if it were made public, be likely to have a significant effect on the price of those securities (i.e., a reasonable investor would be likely to use the information as part of the basis of an investment decision). This is often referred to as ‘price-sensitive’ information.

Insider dealing/trading – is a criminal and/or civil offence of using inside information to buy or sell (or otherwise acquire or dispose of) any securities to which that information relates. This is not exclusive to Haleon securities, it can relate to any other company’s securities. The main characteristic of insider dealing/trading is that someone is getting an unfair advantage from the inside information to the disadvantage of those who do not have it. It does not matter if you have good reasons for buying or selling which have nothing to do with the inside information, who stands to make a profit or whether or not any profit is, in fact, made from the transaction. The offence of insider dealing/trading also covers other circumstances, including a prohibition on recommending or inducing somebody else to engage in insider dealing/trading or unlawfully disclosing inside information to anyone else except where you are required to do so by law or as part of your employment.

Persons Discharging Managerial Responsibilities (“PDMRs”) – are the Directors of Haleon plc.

Persons Closely Associated (“PCAs”) – this definition is only relevant to PDMRs. PCAs are, a PDMRs:

(a) spouse or civil partner; and/or

(b) child or stepchild under the age of 18 years who is unmarried, resides in your household, and does not have a civil partner; and/or

(c) relatives who have shared the same household as you for at least one year on the date of the relevant transaction; and/or

(d) a legal person, trust or partnership, the managerial responsibilities of which are discharged by you (or by a person referred to in (a), (b), or (c) of this definition), which is directly or indirectly controlled by that person, which is set up for the benefit of that person or which has economic interests which are substantially equivalent to those of that person.

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Share Dealing Code

APPENDIX 2 – CLEARANCE REQUIREMENTS GUIDE FOR HALEON SECURITIES

The following table is a non-exhaustive guide as to whether you need to obtain advance clearance to deal in Haleon Securities. If you are in any doubt about whether you need to seek clearance before dealing you should contact the Company Secretariat team using the details on page 1.

Plan	Transaction	Are you required to obtain clearance before transacting?
Deferred Annual Bonus Plan	Award and automatic vesting of shares	NO*
	Sale of shares any time after vesting	YES
Performance Share Plan	Award and automatic vesting of shares	NO*
	Sale of shares any time after vesting	YES
Share Value Plan	Award and automatic vesting of shares	NO*
	Sale of shares any time after vesting	YES
Share Reward	Join	YES
	Change election from dividend reinvestment to cash and vice versa	YES
	Change monthly contribution amount	YES
	Monthly purchase of shares	NO
	Purchase of shares using reinvested dividends	NO
	Sell or transfer shares	YES
Share Save	Join or cancel	YES
	Exercise option and sell or keep shares	YES
Transactions involving shares which have already vested:
Shares and vested shares held in your name	Purchase, sale or transfer of shares	YES
	Change election from dividend reinvestment to cash and vice versa	YES
Shares held with a custodian or broker	Purchase, sale or transfer of shares	YES

*

Haleon plc will arrange for clearance to be given for automated awards and vesting, you do not need to apply for clearance for these transactions, but you must seek clearance if you wish to sell Haleon Securities at or after the time that they vest.

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